Exhibit (c)(14)

Project Raven Discussion Materials Goldman Sachs & Co. LLC August 21, 2019 Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose t o any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind . STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

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Situation Update On August 14th, Diamond filed a Schedule 13D/A related to ongoing discussions between special committees at Vail and Raven regarding a potential acquisition transaction of Raven with the following key parameters: Vail will acquire each of the outstanding shares of Raven’s Class A common stock for $15.00 per share in cash — Represents a 80.7% premium to Raven’s unaffected price (as of August 14, 2019) and at par with Raven’s IPO price of $15.00 per share Vested equity to be cashed out based on the “spread value” Unvested equity with a strike price <$15 to rollover into Vail securities based on $15 offer price Vail expects to grant $165mm of retention grants as part of the transaction — — — Diamond will exchange each of its shares of Raven’s Class B common stock for 0.055 of a share of Vail Class B common stock — — Implied Raven’s Class A common stock at $7.94 per share1 Represents a 1.4% premium to the unaffected Raven-Vail exchange ratio (as of August 14, 2019) and a 0.6% discount to the unaffected 30-day VWAP Raven-Vail exchange ratio (as of August 14, 2019) Values Diamond’s stake in Raven’s Class B common stock at $1,043mm2 The contemplated transaction would increase Diamond’s common stock ownership in Vail by 33bps to 81.1% and decrease Diamond’s fully-diluted ownership by 41bps to 77.0%3 — — Since Cisco reported Q4 earnings on and provided lower than expected guidance on August 14th, the stock has traded down ~9% and put pressure on other enterprise stocks, including Vail which is down ~9% over the same period Source: Bloomberg as of 20-Aug-2019 1 Raven price per share implied from exchange ratio of 0.055x and Vail share price of $144.42 as of 20-Aug-2019. 2 Illustrative calculation of value of Vail shares issued to Diamond assumes Vail share price of $144.42 as of 20-Aug-2019. Assumes 131.3m Raven shares held by Diamond. 3 Assumes 131.3m Raven Class B shares held by Diamond, 330.7m Vail shares held by Diamond (300.0m Class B, 30.7m Class A) and 409.2m total Vail shares outstanding. PF FDSO calculation assumes 15.2m unvested Raven RSUs roll into Vail RSUs, $165m of new retention grants to Raven employees and $192m of new retention awards to Calistoga employees. For more detail see page 10. 3 STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

Historical Trading Performance Since Raven IPO Since FY2020 Q1 Earnings 200% 140.0% 30D 20.9)% (9.4)% (9.3)% 180% 130.0% 25.7% 160% 120.0% 140% 110.0% 26.7% 120% 8.7% 8.6% 2.6% 100.0% 100% (8.7)% 90.0% 80% (12.5)% (15.2)% 80.0% 60% (23.7%) 40% 70.0 % Apr-18 Aug-18 Dec-18 Apr-19 Aug-19 Jun-19 Jun-19 Jul-19 Jul-19 Aug-19 Cisco Raven Vail Cisco S&P 500 Raven Vail S&P 500 Source: Bloomberg as of 20-Aug-2019 1 Represents percentage change from closing share price as of unaffected date of 14-Aug-2019. Appendix 4 Indexed Price Indexed Price Pe rform ance (%)1 5D 10D 15D Rave n (3.8)% (12.4)% (16.0)% ( Vail (1.7)% (12.3)% (15.2)% Cis co (3.3)% (8.6)% (11.6)% 14-Aug-2019: Diamond 13D/A filed Unaffected 14-Aug-2019: Diamond 13D/A filed Unaffected (44.7%) STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

Goldman Sachs

Illustrative Analysis at Various Prices

($ in millions, except per share values)

INVESTMENT BANKING DIVISION

- Contemplated transaction will increase Diamond common ownership in Vail to 81.14% (+33bps)
- Vail can issue net 5.9mm additional common shares (vesting, new share issuance, etc.) with Diamond ownership >80%
- Fully diluted Diamond ownership in Vail decreases to 77.00% (-41bps)

		Value to Shareholders @ 0.055x eRatio		
		Vail @ Unaffected	Vail @ Spot	@ $15.00 / Share
Offer		0.055 x	0.055 x	
(x) Vail Stock Price		$ 153.09	$ 144.42	
Value per Share		**$ 8.42**	**$ 7.94**	**$ 15.00**
Implied Premium / (Discount)	*Metric*			
Unaffected	*$ 8.30*	*1.4 %*	*(4.3)%*	*80.7 %*
5-Day VWAP to Unaffected	*8.46*	*(0.5)*	*(6.1)*	*77.3*
10-Day VWAP to Unaffected	*8.78*	*(4.1)*	*(9.5)*	*70.8*
30-Day VWAP to Unaffected	*9.30*	*(9.5)*	*(14.6)*	*61.2*
52-Week High	*29.15*	*(71.1)*	*(72.8)*	*(48.5)*
52-Week Low	*8.03*	*4.9*	*(1.1)*	*86.8*
Implied Equity Value		**$ 2,471**	**$ 2,325**	**$ 4,599**
(-) Net Debt		$(809)	$(809)	$(809)
Implied Enterprise Value		**$ 1,662**	**$ 1,516**	**$ 3,790**
Implied Multiples	*Metric*			
FY'21E Revenue - Street[1]	*$ 889*	1.9 x	1.7 x	4.3 x
FY'21E Revenue - Raven Standalone[2]	*915*	1.8	1.7	4.1

Source: Per Raven Management (received 20-Aug-2019) and Vail Management (received 16-Aug-2019).
Note: Assumes all options (vested or unvested) with an exercise price at or above $15.00 per share are cancelled.
[1] Based on the mean of the combined estimates of analyst coverage per Thomson One.
[2] Per Raven management (received 16-Aug-2019).

5

Appendix

STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

Goldman Sachs

INVESTMENT BANKING DIVISION

Historical Exchange Ratio Analysis

($ in millions, except per share values) | As of 20-Aug-2019 | Raven Unaffected

	Raven Price Per Share	Vail Price Per Share	Implied Exchange Ratio	Implied Δ Diamond PF Common Economic Ownership in Vail[1]	Implied Δ Diamond PF FD Economic Ownership in Vail[1]	Implied Value to Diamond[2]	Implied Value Δ to Offer Price
Class B Offer[3]	**$ 7.94**	**$ 144.42**	**0.055 x**	**33 bps**	**(41) bps**	**$ 1,043**	**NA**
1-Day	8.30	144.42	0.057	35 bps	(39) bps	1,090	$ 47
3-Day VWAP	8.39	143.92	0.058	35 bps	(39) bps	1,105	62
5-Day VWAP	8.46	146.37	0.058	35 bps	(39) bps	1,096	53
10-Day VWAP	8.78	149.03	0.059	36 bps	(38) bps	1,117	74
15-Day VWAP	9.09	154.26	0.059	36 bps	(38) bps	1,117	74
20-Day VWAP	9.38	157.42	0.060	36 bps	(38) bps	1,130	88
30-Day VWAP	9.30	162.25	0.057	35 bps	(39) bps	1,087	44
45-Day VWAP	10.30	164.86	0.062	38 bps	(36) bps	1,184	142
60-Day VWAP	11.21	168.23	0.067	40 bps	(33) bps	1,263	220
Since FYQ1'20 Earnings VWAP	10.54	165.76	0.064	38 bps	(35) bps	1,206	163
52-Week High (Spot)	29.15	206.80	0.141	83 bps	17 bps	2,673	1,630
52-Week Low (Spot)	8.03	129.33	0.062	37 bps	(36) bps	1,177	134

Source: Bloomberg as of 20-Aug-2019, Capitalization information Per Raven Management (received 20-Aug-2019) and Vail Management (received 16-Aug-2019)
Note: Ownership calculations assume all options (vested or unvested) with an exercise price at or above $15.00 per share are cancelled
[1] *Assumes 131.3m Raven Class B shares held by Diamond, 330.7m Vail shares held by Diamond (300.0m Class B, 30.7m Class A) and 409.2m total Vail shares outstanding. PF FDSO calculation assumes 15.2m unvested Raven RSUs roll into Vail RSUs, $165m of new retention grants to Raven employees and $192m of new retention awards to Calistoga employees. For more detail see page 10.*
[2] *Illustrative calculation of value of Vail shares issued to Diamond assumes Vail share price of $144.42 as of 20-Aug-2019.*
[3] *Offer given as a fixed exchange ratio (received 13-Aug-2019); Raven price per share implied from exchange ratio of 0.055x and Vail share price of $144.42 as of 20-Aug-2019.*

Appendix 7

STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

Goldman Sachs

Historical Exchange Ratio Analysis

INVESTMENT BANKING DIVISION

($ in millions, except per share values) | As of 14-Aug-2019 | Vail & Raven Unaffected

	Raven Price Per Share	Vail Price Per Share	Implied Exchange Ratio	Implied Δ Diamond PF Common Economic Ownership in Vail[1]	Implied Δ Diamond PF FD Economic Ownership in Vail[1]	Implied Value to Diamond[2]	Implied Value Δ to Offer Price
Class B Offer[3]	**$ 8.42**	**$ 153.09**	**0.055 x**	**33 bps**	**(42) bps**	**$ 1,106**	**NA**
1-Day	8.30	153.09	0.054	33 bps	(42) bps	1,090	$(16)
3-Day VWAP	8.39	156.50	0.054	32 bps	(43) bps	1,077	(28)
5-Day VWAP	8.46	156.91	0.054	33 bps	(42) bps	1,084	(22)
10-Day VWAP	8.78	160.12	0.055	33 bps	(42) bps	1,102	(3)
15-Day VWAP	9.09	163.79	0.055	34 bps	(41) bps	1,115	10
20-Day VWAP	9.38	167.93	0.056	34 bps	(41) bps	1,123	18
30-Day VWAP	9.30	168.11	0.055	33 bps	(41) bps	1,113	7
45-Day VWAP	10.30	169.31	0.061	37 bps	(38) bps	1,223	117
60-Day VWAP	11.21	172.59	0.065	39 bps	(35) bps	1,305	200
Since FYQ1'20 Earnings VWAP	10.54	169.46	0.062	38 bps	(37) bps	1,250	144
52-Week High (Spot)	29.15	206.80	0.141	83 bps	16 bps	2,833	1,728
52-Week Low (Spot)	8.03	129.33	0.062	37 bps	(37) bps	1,248	143

Source: Bloomberg as of 14-Aug-2019, Capitalization information Per Raven Management (received 20-Aug-2019) and Vail Management (received 16-Aug-2019)
Note: Ownership calculations assume all options (vested or unvested) with an exercise price at or above $15.00 per share are cancelled
[1] *Assumes 131.3m Raven Class B shares held by Diamond, 330.7m Vail shares held by Diamond (300.0m Class B, 30.7m Class A) and 409.2m total Vail shares outstanding. PF FDSO calculation assumes 15.2m unvested Raven RSUs roll into Vail RSUs, $165m of new retention grants to Raven employees and $192m of new retention awards to Calistoga employees. For more detail see page 10.*
[2] *Illustrative calculation of value of Vail shares issued to Diamond assumes Vail share price of $153.09 as of 14-Aug-2019.*
[3] *Offer given as a fixed exchange ratio (received 13-Aug-2019); Raven price per share implied from exchange ratio of 0.055x and Vail share price of $153.09 as of 14-Aug-2019.*

Appendix

8

Raven / Vail Exchange Ratio Analysis Since Raven IPO2 Since FY2020 Q1 Earnings2 0.075x 0.250 x nce Q1'20 rnings 2.8)% 1.6)% 0.070x 0.200 x 0.065x 0.150 x 0.064 x 34 x 0.060x 0.059 x 0.059 x 0.100 x 0.058 x 0.057 x 0.057 x 57 x 0.055x 0.055 x 0.050 x 0.050x Jun-19 Jun-19 Raven / Vail 10 Day VWAP 30 Day VWAP Class B Offer Jul-19 Jul-19 5 Day VWAP 15 Day VWAP Aug-19 0.0 x Apr-18 Aug-18 Dec-18 Apr-19 IPO Avg Aug-19 Since Q1'20 Earnings Raven / Vail Source: Bloomberg as of 20-Aug-2019 1 Representative exchange ratio premia calculations based on respective volume-weighted average prices for Raven and Vail. 14-Aug-2019 unaffected exchange ratio of 0.054x. 2 Raven share price held constant at unaffected price of $8.30 for exchange ratios calculated from 14-Aug-2019 onwards. Appendix 9 Exchange Ratio Exchange Ratio 0.1 0.0 14-Aug-2019: Diamond 13D/A filed Unaffected 0.054x Si E-Ratio Premia 5D 10D 15D 30D Ea Raven / Vail1 0.5% (1.1)% (2.3)% (2.0)% (1 Class B Offer 2.0% 0.3% (0.9)% (0.6)% (1 STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

STRICTLY CONFIDENTIAL, PRELIMINARY DRAFT AND SUBJECT TO CHANGE

Goldman Sachs

Pro Forma Vail Capitalization

INVESTMENT BANKING DIVISION

	Pro Forma Transaction Adjustments			Illustrative Max Dilution from Future Vesting Events	
	Current	Adjustments	Pro Forma	Full Acceleration[1]	Pro Forma
Class A Common Stock	109,209,870	-	109,209,870	5,105,683	114,315,553
Class B Common Stock[2]	300,000,000	7,221,836	307,221,836	-	307,221,836
Total Common Stock	**409,209,870**	**7,221,836**	**416,431,706**	**5,105,683**	**421,537,389**
Restricted Stock / PSU[3]	16,517,000	4,055,508	20,572,508	(4,055,508)	16,517,000
Options Outstanding[4]	1,969,000	1,050,175	3,019,175	(1,050,175)	1,969,000
WAEP[4]	$ 36.50	$ 93.35	$ 56.27	-	$ 36.50
Net Options (TSM)[4]	1,471,365	371,374	1,842,738	(371,374)	1,471,365
Total Fully-Converted Shares Outstanding	**427,695,870**	**12,327,519**	**440,023,389**	**-**	**440,023,389**
Total Fully-Diluted Shares Outstanding	**427,198,235**	**11,648,718**	**438,846,952**	**678,801**	**439,525,753**
Vail Shares Held by Diamond	**330,678,605**		**337,900,441**		**337,900,441**
% Common Ownership	*80.81%*		*81.14%*		*80.16%*
% Fully-Diluted Ownership	*77.41%*		*77.00%*		*76.88%*
% Fully-Converted Ownership	*77.32%*		*76.79%*		*76.79%*

Callout: Includes incremental future dilution from $192m of Calistoga equity awards

Source: Per Raven Management (received 20-Aug-2019) and Vail Management (received 16-Aug-2019)
Note: Assumes all options (vested or unvested) with an exercise price at or above $15.00 per share are cancelled
[1] Illustration assumes that all outstanding RSUs and Options (with an exercise price below $15.00) are treated as vested / accelerated without TSM treatment of options. Illustratively includes $357mm of awards ($192m for both Calistoga and $165m Raven employees) granted by the Vail share price of $144.42 as of 20-Aug-2019.
[2] Pro Forma Vail shares issued calculated by taking Raven shares of 131.3mm and multiplying by an exchange ratio of 0.055x.
[3] New Vail RSUs converted calculated by taking outstanding Raven RSUs of 15.2mm and multiplying by an exchange ratio of 0.104x (assumes unvested RSUs roll into Vail RSUs). New Vail RSUs granted (retention pool) calculated by dividing $357mm of awards granted by the Vail share price of $144.42 as of 20-Aug-2019. The 0.104x exchange ratio is based on Vail's share price of $144.42 as of 20-Aug-2019 and Raven's Class A offer price of $15.00.
[4] New Vail options converted calculated by taking 10.1mm unvested options outstanding (with an exercise price below $15.00) and multiplying by an exchange ratio of 0.104x. Assumes vested options (with an exercise price below $15.00) cashed out at spread value and unvested options roll into Vail options. The new WAEP is calculated by dividing the unvested option WAEP of $9.70 (for all unvested options with an exercise price below $15.00) by an exchange ratio of 0.104x. The 0.104x exchange ratio is based on Vail's share price of $144.42 as of 20-Aug-2019 and Raven Class A offer price of $15.00.

Appendix 10